As filed with the Securities and Exchange Commission on April 5, 2007.

Registration No. 333-136541

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Lexington Realty Trust

(Exact Name of Registrant as Specified in Its Charter)

Maryland	13-3717318
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

One Penn Plaza, Suite 4015

New York, NY 10019

(212) 692-7000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

T. Wilson Eglin Chief Executive Officer, President and Chief Operating Officer Lexington Realty Trust One Penn Plaza, Suite 4015 New York, NY 10019 (212) 692-7000	With copies to: Mark Schonberger, Esq. Paul, Hastings, Janofsky & Walker LLP 75 East 55th Street New York, New York 10022 (212) 318-6000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ X ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [    ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [    ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [    ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [ X ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [    ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common shares of beneficial interest, par value $0.0001 per share	5,000,000	$19.765	$98,825,000.00	(3)

(1)

This Registration Statement shall also cover any additional common shares which become issuable under the registrant’s Dividend Reinvestment Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of common shares.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low reported sales prices for common shares, as reported on the New York Stock Exchange on August 7, 2006, which was within five business days prior to the date of the original filing of Registration Statement No. 333-136541 on August 11, 2006 (the “Registration Statement”) .

(3)	Registration fees were paid with the original filing of the Registration Statement. No additional registration fees are required.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 amends the Amended and Restated Dividend Reinvestment Plan (the “Plan”) of Lexington Realty Trust as follows:

1.

The common shares of beneficial interest, par value $0.0001 per share, or common shares, purchased under the Plan will either be purchased directly from us or on the open market, or through a combination of these two options.

2.	The 5% discount on the purchase price of the common shares is eliminated. We reserve the right to provide for a discount for common shares purchased from us under the Plan in the future.

Prospectus

LEXINGTON REALTY TRUST

Dividend Reinvestment Plan

5,000,000 Common Shares Of Beneficial Interest

We are Lexington Realty Trust, a self-managed and self-administered real estate investment trust that acquires, owns and manages a geographically diversified portfolio of net leased office, industrial and retail properties. Our executive offices are located at One Penn Plaza, Suite 4015, New York, New York 10019, and our telephone number is (212) 692-7000.

We established our Dividend Reinvestment Plan, which we refer to as the plan, on September 29, 2000. We amended and restated the plan on January 14, 2003 and August 11, 2006, as further amended on April 5, 2007. This prospectus describes the plan, as it has been amended and restated to date.

Some highlights of the plan are as follows:

•

The plan provides to holders of common shares of beneficial interest, par value $0.0001 per share, or common shares, whom we refer to as shareholders, and holders of units of limited partnership interest, or OP units, in any of our four operating partnership subsidiaries, whom we refer to as unitholders, a simple and convenient method to purchase common shares by reinvesting in common shares all of the dividends or distributions (as applicable) paid with respect to all of their common shares or OP units.

•

The common shares purchased for the accounts of the participants under the plan will be purchased, at our discretion, either directly from us, or on the open market, or through a combination of these two options. (See Question 16 - “What is the price of common shares purchased under the plan?” on page 9 of this prospectus.)

•	You are not required to pay brokerage commissions or other expenses in connection with the purchase of common shares under the plan.

Mellon Bank, N.A., or a successor selected by us, is the administrator of the plan.

To enroll in the plan, you must complete and return an enrollment card to the administrator. For further information, you should contact the administrator. (See Question 4 - “How does an eligible shareholder or unitholder enroll in the plan?” on page 5 of this prospectus.)

Our common shares trade on the New York Stock Exchange under the symbol “LXP.” On April 4, 2007, the last reported sale price of our common shares, as reported on the New York Stock Exchange, was $21.44 per common share.

YOU SHOULD BE AWARE THAT AN INVESTMENT IN OUR COMMON SHARES INVOLVES

VARIOUS RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS APRIL 5, 2007.

ABOUT THIS PROSPECTUS

All references to “the Company,” “we,” “our” and “us” in this prospectus mean Lexington Realty Trust and all entities owned or controlled by us except where it is made clear that the term means only the parent company. All references to “the operating partnerships” in this prospectus mean, individually and collectively, Lepercq Corporate Income Fund, L.P., Lepercq Corporate Income Fund II, L.P., Net 3 Acquisition L.P. and The Lexington Master Limited Partnership, which are our operating partnership subsidiaries. The term “you” refers to a prospective participant in the plan.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, which is commonly referred to as the SEC. You may read and copy any materials that we have filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We file information electronically with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the SEC’s Internet site is http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which is commonly referred to as the Exchange Act:

1.	The Company’s Annual Report on Form 10-K (Commission File No. 1-12386) for the year ended December 31, 2006, filed on March 1, 2007.
2.	The Company’s Current Report on Form 8-K (Commission File No. 1-12386), filed on January 3, 2007.
3.	The Company’s Current Report on Form 8-K (Commission File No. 1-12386), filed on January 8, 2007.
4.	The Company’s Current Report on Form 8-K (Commission File No. 1-12386), filed on January 18, 2007.
5.	The Company’s Current Report on Form 8-K (Commission File No. 1-12386), filed on January 24, 2007.
6.	The Company’s Current Report on Form 8-K (Commission File No. 1-12386), filed on January 29, 2007.
7.	The Company’s Current Report on Form 8-K/A (Commission File No. 1-12386), filed on February 6, 2007.
8.	The Company’s Current Report on Form 8-K (Commission File No. 1-12386), filed on February 7, 2007.
9.	The Company’s Current Report on Form 8-K/A (Commission File No. 1-12386), filed on February 7, 2007.
10.	The Company’s Current Report on Form 8-K (Commission File No. 1-12386), filed on February 8, 2007.
11.	The Company’s Current Report on Form 8-K (Commission File No. 1-12386), filed on February 12, 2007.
12.	The Company’s Current Report on Form 8-K (Commission File No. 1-12386), filed on February 14, 2007.
13.	The Company’s Current Report on Form 8-K (Commission File No. 1-12386), filed on February 23, 2007.
14.	The Company’s Current Report on Form 8-K (Commission File No. 1-12386), filed on March 2, 2007.
15.	The Company’s Current Report on Form 8-K (Commission File No. 1-12386), filed on March 9, 2007.
16.	The Company’s Current Report on Form 8-K (Commission File No. 1-12386), filed on March 27, 2007.
17.

The description of the Company’s common shares of beneficial interest, par value $0.0001 per share, (including the description of the restrictions on transfers of the Company’s common shares) contained in the Company’s Registration Statement on Form S-3 (Registration Statement No. 333-140073) filed pursuant to the Securities Act of 1933, as amended, on January 18, 2007, including any amendments or reports filed to update the description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Carol Merriman, Vice President Investor Relations & Corporate Development

Lexington Realty Trust

One Penn Plaza, Suite 4015

New York, NY 10019

(212) 692-7000

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date of those documents.

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CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING INFORMATION

Certain information included or incorporated by reference in this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which is commonly referred to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and as such may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “project,” or the negative of these words or other similar words or terms. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

-	changes in economic conditions generally and the real estate market specifically;
-	adverse developments with respect to our tenants;
-	legislative/regulatory changes including changes to laws governing the taxation of real estate investment trusts, or REITs;
-	availability of debt and equity capital;
-	interest rates;
-	competition;
-	supply and demand for properties in our current and proposed market areas;
-	risks inherent in the integration of acquired businesses including the integration of the businesses of Newkirk Realty Trust, Inc. and the Company;
-	policies and guidelines applicable to REITs; and
-	the other factors described under the heading “RISK FACTORS” beginning on page 3 of this prospectus.

These risks and uncertainties should be considered in evaluating any forward-looking statements contained or incorporated by reference in this prospectus. We caution you that any forward-looking statement reflects only our belief at the time the statement is made. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, levels of activity, performance or achievements. Except as required by law, we undertake no obligation to update any of the forward-looking statements to reflect events or developments after the date of this prospectus.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because this is a summary, it may not contain all of the information that is important to you. You should carefully read this entire prospectus, especially “RISK FACTORS” beginning on page 3 of this prospectus, as well as the documents incorporated by reference in this prospectus, as provided in “WHERE YOU CAN FIND MORE INFORMATION” beginning on page i of this prospectus, before making an investment decision.

The Company

We are a self-managed and self-administered real estate investment trust, commonly referred to as a REIT. Our common shares are listed on the New York Stock Exchange. Our primary business is the acquisition, ownership and management of a geographically diverse portfolio of net leased office, industrial and retail properties. We are organized under Maryland law and have elected to be taxed as a REIT for federal income tax purposes, and we intend to continue operating so as to qualify as a REIT.

We grow our portfolio through (i) strategic transactions with other real estate investment companies, (ii) acquisitions of individual properties and portfolios of properties from: (A) corporations and other entities in sale-leaseback transactions; (B) developers of newly constructed properties built to suit the needs of a corporate tenant; and (C) sellers of properties subject to an existing lease, (iii) debt investments secured by real estate assets and (iv) the building and acquisition of new business lines and operating platforms. Additionally, we enter into joint ventures with third-party investors as a means of creating additional growth and expanding the revenue realized from advisory and asset management activities. Our operating partnership structure enables us to acquire properties by issuing OP units to sellers as a form of consideration. All of the OP units which have been issued as of the date of this prospectus are redeemable at various times, at the option of the holders thereof, on a one-for-one basis (subject to certain anti-dilution adjustments) for common shares.

Our executive offices are located at One Penn Plaza, Suite 4015, New York, New York 10019, and our telephone number is (212) 692-7000.

Risk Factors

An investment in our common shares involves various risks. For a discussion of factors that should be considered in evaluating such an investment, see “RISK FACTORS” beginning on page 3 of this prospectus.

Description of The Plan

Our Dividend Reinvestment Plan provides to shareholders and unitholders a simple and convenient method by which they can purchase our common shares at the market price by reinvesting in our common shares all of the dividends or distributions (as applicable) paid with respect to all of their common shares or OP units without paying any service fees, trading fees or other charges. We refer to shareholders and unitholders who enroll in the plan as participants.

We established our Dividend Reinvestment Plan, which we refer to as the plan, on September 29, 2000. We amended and restated the plan on January 14, 2003 and August 11, 2006, as further amended on April 5, 2007. This prospectus describes the plan, as it has been amended and restated to date.

Mellon Bank, N.A., or a successor selected by us, is the administrator of the plan. The administrator will use the participants’ dividends or distributions (as applicable) to purchase common shares for the accounts of the participants, at our discretion, either directly from us, on the open market, or through a combination of these two options. The price of common shares purchased directly from us for the accounts of the participants will be the average of the high and low sales prices of our common shares reported on the New York Stock Exchange on the five trading days prior to the date on which dividends or distributions (as applicable) are paid. If we opt to purchase shares on the open market in connection with satisfying reinvestment requests, the price of common shares purchased on the open market will be the weighted average purchase price paid by the administrator for such shares. We reserve the right to modify the pricing or any other provision of the plan at any time.

If you are not now a participant in the plan, you may enroll in the plan by delivering an enrollment card to the administrator. An enrollment card is enclosed with this prospectus, and additional copies of the enrollment card can be obtained by request from the administrator. Upon receipt of your enrollment card by the administrator, your enrollment will be processed and the administrator will send you a confirmation. Participants in the plan prior to the amendment of the plan described in this

1

prospectus will continue to be participants in the plan without the need for any further action. Participation in the plan is strictly voluntary. Participants may terminate their enrollment in the plan and withdraw their common shares from their accounts at any time, subject to the terms outlined in this prospectus. Shareholders and unitholders who do not wish to participate in the plan will continue to receive their dividends or distributions (as applicable) as declared, in the usual manner.

This prospectus relates to authorized and unissued common shares registered for issuance under the plan. We suggest that you read this prospectus carefully and retain it for future reference.

2

RISK FACTORS

Investing in our securities involves risks that could affect us and our business as well as the real estate industry generally. Please see the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference into this prospectus. Much of the business information as well as the financial and operational data contained in our risk factors is updated in our periodic reports, which are also incorporated by reference into this prospectus. Although we have tried to discuss key factors, please be aware that other risks may prove to be important in the future. New risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. Before purchasing our securities, you should carefully consider the risks discussed in our Annual Report on Form 10-K for the year ended December 31, 2006 and the other information in this prospectus, as well as the documents incorporated by reference herein. Each of the risks described could result in a decrease in the value of our securities and your investment therein.

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DESCRIPTION OF THE PLAN

Our Dividend Reinvestment Plan provides shareholders and unitholders with a simple and convenient method to purchase our common shares at the market price by reinvesting their dividends or distributions (as applicable) without paying any service fees, trading fees or other charges.

We established our Dividend Reinvestment Plan, which we refer to as the plan, on September 29, 2000. We amended and restated the plan on January 14, 2003 and August 11, 2006, as further amended on April 5, 2007. This prospectus describes the plan, as it has been amended and restated to date.

Shareholders and unitholders who enroll in the plan will have their dividends or distributions (as applicable) automatically reinvested in common shares. In addition, all dividends paid in respect of common shares purchased for a participant’s account under the plan will also be automatically reinvested in common shares. In order to enroll in the plan, an eligible shareholder or unitholder (as applicable) must sign and return an enrollment card as described in Question 4 below. Participants in the plan prior to the amendment and restatement of the plan described in this prospectus will continue to be participants in the plan without the need for any further action. Shareholders and unitholders who do not wish to enroll in the plan will continue to receive their dividends or distributions (as applicable), as declared, in the usual manner.

The following questions and answers constitute our Dividend Reinvestment Plan:

Purpose Of The Plan

1.	What is the purpose of the plan?

Our Dividend Reinvestment Plan provides holders of our common shares of beneficial interest, par value $0.0001 per share, and holders of units of limited partnership interest, or OP units, in any of our four operating partnership subsidiaries, a simple and convenient method to purchase our common shares by reinvesting in our common shares all of the dividends or distributions (as applicable) paid with respect to all of their common shares or OP units without paying any service fees, trading fees or other charges.

The plan is primarily intended for the benefit of long-term investors, and not for the benefit of individuals or institutions which engage in short-term trading activities that could cause aberrations in the overall trading volume of our common shares. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from any discount we may offer from the market price for common shares acquired under the plan. These transactions may cause fluctuations in the trading volume of our common shares. We reserve the right to modify, suspend or terminate participation in this plan by otherwise eligible holders of common shares or OP units in order to eliminate practices which we determine, in our sole discretion, to be inconsistent with the purposes of the plan.

Participation

2.	Who is eligible to enroll in the plan?

Holders of record of common shares, whom we refer to as shareholders, and holders of record of OP units, whom we refer to as unitholders, are eligible to enroll in the plan. We refer to shareholders and unitholders who enroll in the plan as participants. A shareholder or unitholder who has common shares or OP units (as applicable) registered in a name other than his or her own, such as that of a broker, bank nominee or trustee, may be able to arrange for that entity to participate in the plan on his or her behalf. Any such shareholder or unitholder should consult directly with the entity holding his or her common shares or OP units to determine if they can enroll in the plan. If not, the shareholder or unitholder could either (i) request that his or her bank, broker or trustee transfer some or all of his or her common shares or OP units (as applicable) into his or her own name in order to participate in the plan directly or (ii) have the common shares deposited with the administrator for safekeeping. (See Questions 18 through 21).

3.	Are there any restrictions on who is eligible to enroll in the plan other than those described above?

State Law Restrictions. Common shares may not be available under the plan in all states. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any common shares or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

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Foreign Law Restrictions. Citizens or residents of countries other than the United States, its territories and possessions should make certain that participation in the plan will not violate local laws governing taxes, currency and exchange controls, registration of equity securities, foreign investments and related matters.

REIT Qualification Restrictions. We may terminate, by written notice at any time, any participant’s individual participation in the plan if we determine, in our sole discretion, that such participation would be in violation of the Ownership Limit. See “RISK FACTORS - Certain limitations limit a third party’s ability to acquire us or effectuate a change in our control” in our Annual Report on Form 10-K as of and for the year ended December 31, 2006. To the extent that the reinvestment of dividends or distributions (as applicable) under the plan would cause a participant or any other person to exceed the Ownership Limit or otherwise violate our Declaration of Trust, such reinvestment will be void ab initio. Any such participant will be entitled to receive cash dividends (without interest) in lieu of such reinvestment.

Exclusion from Plan for Short-Term Trading or Other Practices. Participants should not use the plan to engage in short-term trading activities that could change the normal trading volume of the common shares. If a participant does engage in short-term trading activities, we may prevent that participant from continuing to participate in the plan. We reserve the right to modify, suspend or terminate participation in the plan by otherwise eligible shareholders or unitholders in order to eliminate practices which we determine, in our sole discretion, to be inconsistent with the purposes or operation of the plan or which may adversely affect the market price of our common shares.

Restrictions at Our Discretion. In addition to the restrictions described above, we reserve the right to prevent you from participating in the plan for any other reason. We have the sole discretion to exclude you from, or terminate your participation in, the plan.

4.	How does an eligible shareholder or unitholder enroll in the plan?

Shareholders. To enroll in the plan, an eligible shareholder must sign an enrollment card and mail it to the administrator at the address listed below. If you are already enrolled in the plan, you need not take any further action at this time. If your common shares are registered in an account bearing more than one name (such as joint tenants, trustees, etc.) on the books of our transfer agent, all registered holders must sign the enrollment card. If your common shares are registered in more than one account on the books of our transfer agent, you should sign and return a separate enrollment card with respect to each account you wish to have enrolled in the plan. You may obtain an enrollment card at any time by contacting the administrator at:

Mellon Bank, N.A.

c/o Mellon Investor Services, LLC

480 Washington Boulevard

Jersey City, New Jersey 07310

Tel: (800) 850-3948

By signing and returning an enrollment card, an eligible shareholder will be deemed to have elected to automatically reinvest in our common shares all of the dividends paid with respect to all common shares registered in his or her name on the books of our transfer agent (including dividends paid with respect to common shares purchased for his or her account under the plan).

If you are an eligible shareholder and an eligible unitholder, you should sign and return separate enrollment cards for each type of security you wish to have enrolled in the plan.

Unitholders. To enroll in the plan, an eligible unitholder must sign an enrollment card and mail it to us at the address listed below. If your OP units are registered in an account bearing more than one name (such as joint tenants, trustees, etc.) on our books, all registered holders must sign the enrollment card. If your OP units are registered in more than one account on our books, you should sign and return a separate enrollment card with respect to each account which you wish to have enrolled in the plan. You may obtain an enrollment card at any time by contacting us at:

Lexington Realty Trust

One Penn Plaza, Suite 4015

New York, NY 10019

Attention: Investor Relations

Tel: (212) 692-7000

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By signing and returning an enrollment card, an eligible unitholder will be deemed to have elected to automatically reinvest in our common shares (a) all of the distributions paid with respect to all OP units registered in his or her name on our books and (b) all of the dividends paid with respect to common shares purchased for his or her account under the plan.

5.	When may an eligible shareholder or unitholder join the plan?

An eligible shareholder or unitholder may enroll in the plan at any time. Participation will begin with the first dividend or distribution (as applicable) after a properly completed and executed enrollment card is received by the administrator, provided there is sufficient time for processing prior to the record date for that dividend or distribution (as applicable). Dividends and distributions are expected to be paid in January, April, July and October in each year. The record date for dividends and distributions is generally the 30th day of the month immediately preceding the payment date.

Advantages and Disadvantages

6.	What are the advantages and disadvantages of enrolling in the plan?

Before deciding whether to participate in the plan, you should consider the following advantages and disadvantages of enrolling in the plan:

Advantages

•	A participant is not required to pay any service fees, trading fees or other charges in connection with the purchase of common shares for his or her plan account under the plan.
•	Under the plan, a participant’s reinvested dividends or distributions (as applicable) will be used to purchase whole and fractional common shares for his or her account under the plan.
•

Dividends paid in respect of all whole or fractional common shares purchased for a participant’s account under the plan will be automatically reinvested in additional whole or fractional common shares for his or her account.

•

A participant avoids the necessity of safekeeping certificates representing the common shares purchased for his or her account under the plan, and therefore has increased protection against loss, theft or destruction of such certificates.

•	Certificates representing common shares held by a participant outside of the plan may also be deposited into his or her account under the plan for safekeeping. (See Questions 18 through 21.)
•	A participant will receive regular statements of his or her account, which will provide him or her with a record of each transaction.
•	A participant may direct the administrator to sell or transfer all or a portion of the common shares held in his or her account under the plan at any time.
•

If in the future we determine to offer participants a discount, a participant has the opportunity to reinvest in our common shares all of the dividends or distributions (as applicable) paid with respect to all of his or her common shares or OP units at a discount from the market price of our common shares.

Disadvantages

•

A participant may not know the actual number of common shares purchased for his or her account under the plan until after the date on which dividends or distributions (as applicable) are reinvested in common shares purchased for the participant’s account under the plan, which we refer to as the reinvestment date.

•

With respect to a shareholder enrolled in the plan, dividends reinvested in common shares for his or her account under the plan will be taxable as dividends to the extent of our earnings and profits, and may give rise to a liability for the payment of income tax without providing the shareholder with the immediate cash to pay the tax when it becomes due.

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•

With respect to a unitholder enrolled in the plan, there is no clear legal authority regarding the income tax treatment of a unitholder of an operating partnership who invests cash distributions from the operating partnership in common shares of another entity (such as us) under the plan. Therefore, the tax treatment of a shareholder described above may vary for a unitholder.

•

If a participant requests that the administrator sell common shares purchased for his or her account under the plan, he or she may be charged a nominal fee (not to exceed $5.00) per transaction, and the proceeds of the sale will be reduced by the amount of such fee, as well as by any applicable per share trading fees and any applicable stock transfer taxes.

•

If in the future we determine to offer participants a discount, a participant will be treated, for federal income tax purposes, as receiving dividends equal to the market price (and not the discounted purchase price), as of the applicable reinvestment date, of the common shares purchased for his or her account under the plan.

Administration

7.	Who administers the plan?

Mellon Bank, N.A., or a successor selected by us, will administer the plan for the participants, keep records, send statements of accounts to the participants, answer any questions the participants may have and perform other duties related to the plan. All costs of administering the plan are paid by us. The administrator makes all purchases of common shares for the participants’ accounts under the plan.

Requests for information about the plan should be sent to the administrator at the address set forth in Question 4.

If you are already a participant, be sure to include your account number(s) and include a reference to Lexington Realty Trust in any correspondence.

8.	What kind of reports will be sent to a participant?

As soon as practicable after each reinvestment date, a statement of account will be mailed to each participant by the administrator. These statements will provide a record of the cost of the common shares purchased for the participant’s account under the plan, the number of common shares purchased, the reinvestment date and the total number of common shares in the participant’s account as of that date. These statements are the participants’ continuing record of current activity and should be retained for tax purposes. In addition, each participant will receive a copy of all communications sent to our shareholders, including any annual and quarterly reports to shareholders, proxy statements and dividend income information for tax reporting purposes. Participants should be aware that it is important to retain all statements received as a fee may be incurred when requesting that the administrator supply past history

9.	What are our responsibilities and the responsibilities of the administrator under the plan?

In administering the plan, neither we nor the administrator, nor any agent for either us or them will:

(a)

be liable for any act done in good faith or required by applicable law, or for any good faith omission to act, including, without limitation, any claim of liability (i) arising out of failure to terminate a participant’s account upon such participant’s death prior to receipt by the administrator of notice in writing of such death, (ii) with respect to the prices and times at which common shares are purchased or sold for a participant, or (iii) with respect to any fluctuation in market value before or after any purchase or sale of common shares; or

(b)	have any duties, responsibilities or liabilities, except as expressly set forth in the plan.

Since we have delegated all responsibility for administering the plan to the administrator, we specifically disclaim any responsibility for any of the administrator’s actions or omissions to act in connection with the administration of the plan. None of our trustees, officers, employees or shareholders will have any personal liability under the plan.

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We and the administrator will be entitled to rely on completed forms and the proof of due authority to participate in the plan without further responsibility of investigation or inquiry.

The administrator may resign as administrator of the plan at any time, in which case we will appoint a successor administrator. In addition, we may replace the administrator with a successor administrator at any time.

10.	What are the responsibilities of a participant under the plan?

The common shares purchased for a participant’s account under the plan may revert to the state in which he or she lives in the event that such common shares are deemed, under such state’s laws, to have been abandoned. For this reason, participants should notify the administrator promptly in writing of any change of address. The administrator will address account statements and other communications to each participant at the last address of record provided by him or her to the administrator.

A participant will have no right to draw checks or drafts against his or her account under the plan or to instruct the administrator with respect to any common shares or cash held in his or her account except as expressly provided herein.

Dividends and Distributions

11.	When are dividends and distributions paid?

Dividends and distributions are expected to be paid in January, April, July and October.

We cannot assure you that we will declare or pay dividends or that any of the operating partnerships will make distributions in the future, and nothing contained in the plan obligates us or the operating partnerships to do so. However, we intend to continue qualifying as a REIT and therefore must distribute to our shareholders a minimum of 90% of taxable income. The plan does not represent a guarantee of future dividends or distributions. (See “RISK FACTORS - There can be no assurance that we will remain qualified as a REIT for federal income tax purposes” in our Annual Report on Form 10-K as of and for the year ended December 31, 2006.)

No interest will be paid on dividends or distributions pending reinvestment under the terms of the plan.

12.	May a participant reinvest less than the full amount of his or her dividends or distributions?

No, a participant may only elect to reinvest in common shares all of the dividends or distributions (as applicable) paid with respect to all of the common shares or OP units that he or she holds.

13.	Will a participant be credited with dividends paid in respect of common shares purchased for his or her account under the plan?

Yes. A participant is the record holder of the common shares purchased for his or her account under the plan, and therefore is entitled to all dividends (less any applicable tax withholding requirements imposed on us) we pay in respect of the common shares held in his or her account on the applicable record date. The administrator will receive all such dividends, credit such dividends to the participant’s account on the basis of the number of whole and fractional common shares held in the participant’s account on the applicable record date and automatically reinvest such dividends in additional whole and fractional common shares for the participant’s account under the plan.

Common Share Purchases

14.	What is the source of common shares to be purchased under the plan?

The administrator will purchase common shares for the accounts of the participants under the plan, at our discretion, either directly from us, on the open market, or through a combination of these two options.

15.	When will common shares be purchased?

Common shares purchased for the accounts of the participants under the plan will be purchased on the applicable dividend or distribution payment date.

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16.	What is the price of common shares purchased under the plan?

Common shares purchased directly from the Company:

When the common shares are purchased directly from us, the price of the common shares purchased for the accounts of the participants under the plan will be the average of the daily high and low sales prices of our common shares on the New York Stock Exchange on the five trading days prior to the applicable dividend or distribution payment date.

Common shares purchased on the open market:

If we opt to purchase common shares on the open market, the price of common shares will be the weighted average purchase price paid by the administrator for such shares.

With respect to purchases of common shares that the administrator makes under the plan on the open market, the administrator, or a broker that the administrator selects, will determine the timing, manner and terms of such purchases. When making purchases for an account under the plan, the administrator may commingle your funds with those of other shareholders participating in the plan.

We reserve the right to offer up to a 5% discount on the price of common shares purchased from us under the plan. If there is no trading reported in our common shares on such dates, the purchase price per common share will be determined by us on the basis of such market quotations or other means as we shall deem appropriate. Under no circumstances will the purchase price per common share be less than the current par value of the common shares. No participant shall have any authority or power to direct the time or price at which common shares may be purchased for their account under the plan.

17.	How will the number of common shares purchased for a participant’s account be determined?

The number of common shares to be purchased for a participant’s account on each reinvestment date will be equal to the total dollar amount to be reinvested for each participant as of that date divided by the applicable purchase price, computed to the fourth decimal place. The total dollar amount to be reinvested for each participant as of any reinvestment date will be the sum of (a) the amount of the dividends or distributions (as applicable) paid in respect of the common shares or OP units (as applicable) held by the participant in his or her own name on the applicable record date, and (b) the amount of the dividends paid in respect of all common shares (including fractional common shares) held in his or her account under the plan on the applicable record date.

The amount to be reinvested will be reduced by any amount we are required to deduct for federal tax withholding purposes. (See “FEDERAL INCOME TAX CONSIDERATIONS” beginning on page 12 of this prospectus.)

Subject to the availability of common shares registered for issuance under the plan, there is no total maximum number of common shares that can be purchased for a participant’s account under the plan.

Safekeeping Service

18.	What is the purpose of the plan’s Safekeeping Service for certificates and how does it work?

The purpose of the plan’s Safekeeping Service is to permit participants to deposit all certificates in their possession which represent common shares held by participants outside of the plan with the administrator for safekeeping. Any such certificates which are deposited with the administrator will be canceled and deposited into the shareholder’s account in book entry form. Thereafter, the deposited common shares will be treated in the same manner as common shares purchased through the plan.

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19.	What are the advantages of the Safekeeping Service?

The Safekeeping Service offers two significant advantages to participants. First, it eliminates the risk associated with loss of certificates which represent common shares held by participants outside of the plan. Second, because common shares deposited for safekeeping are treated in the same manner as common shares purchased through the plan, they may be sold through the plan in a convenient and efficient manner.

20.	How may common share certificates be deposited with the administrator?

A participant who wishes to deposit certificates representing common shares held by him or her outside of the plan for safekeeping should send the certificates to the administrator with written instructions to deposit them in his or her account under the plan. Certificates sent to the administrator should not be endorsed. The administrator will promptly send a statement to the participant confirming each deposit of certificates.

The administrator recommends that certificates sent to the administrator for safekeeping be sent by insured mail with appropriate coverage based upon the value of the common shares represented by those certificates.

21.	May a participant’s common shares remain on deposit if participation in the plan is terminated?

Yes. Upon terminating his or her participation in the plan, a participant may elect to receive all common shares held in his or her account under the plan, either in kind or in cash. Otherwise, the administrator would continue to hold the shares in book-entry for the former participant. (See Question 29.)

Sale Of Common Shares Held In The Plan

22.	Can the common shares held in a participant’s account under the plan be sold through the administrator?

A participant can instruct the administrator to sell any or all of the whole common shares held in his or her account under the plan either when his or her account is being terminated (see Question 29) or without terminating his or her account. However, fractional common shares will not be sold unless all whole common shares held in the account are sold. If all common shares (including fractional common shares) held in a participant’s account are sold, the account will automatically be terminated, and the participant will have to complete and file a new enrollment card (see Question 30) in order to resume his or her participation in the plan.

The written notification to the administrator should indicate the number of common shares that are to be sold. The administrator will make the sale as soon as practicable after receipt of a participant’s request, and a check for the proceeds, less any costs to the participant (see Question 27), will usually be sent by the administrator on the settlement date, which will be five business days from the date of sale. No participant will have the authority or power to direct the date or sales price at which common shares may be sold. Therefore, a participant will not be able to precisely time such sales through the plan and will bear the market risk associated with fluctuations in the price of our common shares. Sales requests should be sent to the administrator at the address set forth in the answer to Question 4.

Issuance Of Certificates

23.	Will certificates be issued for common shares purchased for a participant’s account under the plan?

Common shares purchased for a participant’s account under the plan will be registered in the name of the administrator or its nominee as agent for the participant. The number of common shares purchased for a participant’s account under the plan will be shown on the participant’s regular statement of account. This service protects against loss, theft or destruction of common share certificates.

No certificates for any number of common shares purchased for a participant’s account under the plan will be issued to the participant unless he or she submits a written request to the administrator. Such requests will be handled by the administrator, at no charge, normally within two weeks. Any remaining whole common shares and any fractional common shares will continue to be held in the participant’s account. Certificates for fractional shares will not be issued under any circumstances.

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Common shares which are purchased for a participant’s account under the plan may not be pledged, sold or otherwise transferred. If a participant wishes to pledge or transfer such common shares, he or she must request that a certificate for such common shares first be issued in his or her name.

24.	What effect will a request for a certificate have on a participant’s account?

All dividends on the common shares for which a certificate is requested will continue to be reinvested under the plan until the participant files a new enrollment card changing his or her investment election.

Costs

25.	What are the costs to the participants in connection with reinvestments under the plan?

There are no costs to participants in connection with reinvestments under the plan.

26.	What are the costs to the participants in connection with the plan’s Safekeeping Service?

There are no costs to participants in connection with the plan’s Safekeeping Service.

27.	What are the costs to a participant in connection with the sale of common shares purchased for his or her account under the plan?

The administrator will charge a participant per share trading fees, transfer taxes (if any) and a service fee (not to exceed $5.00 per transaction) for each authorization to sell common shares held in his or her account under the plan. In addition, a participant who sells (or authorizes the administrator to sell) common shares acquired for their account under the plan, and any agents or broker-dealers that participate with them in any such sale, may be deemed “underwriters” within the meaning of the Securities Act and any commissions received by them in connection with any such sale may be deemed to be underwriting commissions or discounts under the Securities Act.

Termination Of Plan Participation

28.	How does a participant terminate participation in the plan?

In order to terminate participation in the plan, a participant must notify the administrator in writing at the address set forth in the response to Question 4. After receipt of such notice, the participant will begin to receive his or her dividends or distributions (as applicable), as declared, in the usual manner.

29.	What happens when a participant terminates his or her participation in the plan?

If the notice of termination is received by the administrator at least three business days prior to the record date for the next dividend or distribution payment date, reinvestment of dividends or distributions (as applicable) will cease as of the date the notice of termination is received by the administrator. If the notice of termination is received less than three business days prior to the record date for a dividend or distribution payment date, the termination will not become effective until after the reinvestment of any dividends or distributions to be reinvested as of that dividend or distribution payment date. When terminating an account, a participant may request that the administrator issue a certificate representing all or a portion of the whole common shares held in his or her account (see Question 23) or sell all or a portion of the whole and fractional common shares held in his or her account (see Question 22), or a combination of the foregoing. As soon as practicable after the notice of termination is received, the administrator will send to the participant (a) a certificate for all whole common shares held in the participant’s account (except for any such common shares sold by the administrator at the participant’s written request) and (b) a check representing the proceeds of any sale of common shares consummated by the administrator at the participant’s request and any uninvested dividends or distributions (as applicable) remaining in the account and the value of any fractional share of common shares held in the account. After a participant terminates participation in the plan, all dividends or distributions (as applicable) will be paid to the participant in the usual manner unless the participant re-elects to participate in the plan.

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30.	When may a shareholder or unitholder re-elect to participate in the plan?

Generally, a shareholder or unitholder may re-enroll in the plan at any time. However, the administrator reserves the right to reject any enrollment card on the grounds of excessive joining and withdrawing. Such reservation is intended to minimize unnecessary administrative expenses and to encourage use of the plan as a long-term shareholder and unitholder investment service.

Additional Information

31.	How will common shares purchased for a participant’s account under the plan be voted at shareholders’ meetings?

Common shares purchased for a participant’s account under the plan will be voted as the participant directs. Each participant will receive a proxy voting card for the total of his or her common shares, including common shares held in his or her account under the plan. If no instructions are received, the common shares will not be voted. Common shares held in a participant’s account may also be voted in person at the meeting.

32.	What happens if we issue a stock dividend or declare a stock split?

In the event of a stock split or a stock dividend payable in common shares, the administrator will receive and credit to each participant’s account the applicable number of whole and fractional common shares based both on the number of common shares held in the participant’s account under the plan and, with respect to shareholders participating in the plan, the number of common shares registered in the participant’s own name as of the record date for the stock dividend or split.

33.	What happens if we issue rights to purchase securities to the holders of common shares?

We have never issued rights to holders of common shares to purchase securities. However, participation in any future rights offering will be based both on the number of common shares held in each participant’s account under the plan and, with respect to shareholders participating in the plan, the number of common shares registered in the participant’s own name as of the record date for the rights offering. Rights applicable to common shares held in a participant’s account under the plan will be sold by the administrator and the proceeds of such sale will be credited to the participant’s account under the plan and applied to the purchase of common shares on the next reinvestment date. Any participant who wishes to exercise, transfer or sell the rights applicable to the common shares held in the participant’s account under the plan must request, prior to the record date for the issuance of any such rights, that the common shares held in the participant’s account under the plan be transferred from the participant’s account and registered in the participant’s name.

34.	May the plan be changed or discontinued?

We reserve the right to amend, modify, suspend or terminate the plan, but such action shall have no retroactive effect that would prejudice the interests of the participants. In the event of termination, certificates for whole common shares held in the participants’ accounts under the plan will be delivered to the participants together with a check for the net proceeds of the value of any fractional common shares.

35.	What law governs the plan?

The terms and conditions of the plan and its operation shall be governed by the laws of the State of Maryland.

36.	How is the plan to be interpreted?

Any question of interpretation arising under the plan will be determined by us, and any such determination will be final. Any action taken by us or the administrator to effectuate the plan in the good faith exercise of our or their respective judgment will be binding on all participants.

USE OF PROCEEDS

If we satisfy reinvestment requests through open market purchases, we will not receive any proceeds from reinvestments. With respect to reinvestment requests satisfied through the issuance of our common shares, the net proceeds from such sale of the common shares offered pursuant to the plan will be used for general corporate purposes of the Company.

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FEDERAL INCOME TAX CONSIDERATIONS

The information in this section is based on the Internal Revenue Code of 1986, as amended, which is generally referred to as the Code, existing, temporary and proposed regulations under the Code, the legislative history of the Code, current administrative rulings and practices of the IRS and court decisions, all as of the date hereof. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law or adversely affect existing interpretations of current law. Any such change could apply retroactively to transactions preceding the date of the change. In addition, we have not received, and do not plan to request, any rulings from the IRS. Thus no assurance can be provided that the statements set forth herein (which do not bind the IRS or the courts) will not be challenged by the IRS or that such statements will be sustained by a court if so challenged.

Federal Income Tax Considerations Relating to the Plan

Each participant should consult his or her personal tax advisors with specific reference to his or her own tax situation and potential changes in the applicable law as to all federal, state, local, foreign and other tax matters in connection with the reinvestment of dividends or distributions in common shares for his or her account under the plan, his or her tax basis and holding period for common shares purchased for his or her account under the plan and the character, amount and tax treatment of any gain or loss realized on the disposition of common shares in his or her account under the plan. The following is only a brief summary of some of the federal income tax considerations applicable to the plan.

In the case of distributions from us with respect to a shareholder’s common shares, a shareholder enrolled in the plan will be treated for federal income tax purposes as having received, on each reinvestment date, a distribution from us equal to the fair market value of any common shares purchased for his or her account under the plan. Any discount in price for common shares issued by us for a shareholder’s account under the plan will be treated as part of the distribution received. If dividends are reinvested by purchase on the open market, a participating shareholder’s distribution will be treated, for federal income tax purposes, as including the participating shareholder’s allocable share of any brokerage fees or commissions paid by us. A shareholder will also be treated as having received any cash distributions actually received by him or her with respect to common shares held by him or her outside of the plan.

All costs of administering the plan, except for costs related to your voluntary sale of common shares or withdrawal from the plan, will be paid by us. The Internal Revenue Service (IRS) has ruled in private letter rulings that administrative expenses are not generally treated as constructive dividends taxable to you. We intend to take this position in respect to any administrative costs. Nonetheless, we note that private letter rulings are not binding on the IRS and therefore there can be no assurance that the IRS will take a similar view with respect to our administrative expenses.

As in the case of non-reinvested cash distributions, reinvested distributions to shareholders under the plan are taxable as dividend income to the extent of our current and accumulated earnings and profits. Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder under the plan to the extent that such distributions do not exceed the adjusted tax basis of his or her common shares. To the extent that such distributions exceed the adjusted tax basis of his or her common shares, they will be included in his or her income as capital gain.

The tax basis of common shares purchased for a shareholder’s account under the plan will be equal to the fair market value of those common shares on the applicable reinvestment date (plus the shareholder’s allocable share of brokerage fees or commissions, if any, paid by us in connection with a purchase of common shares on the open market). The holding period for common shares purchased for a shareholder’s account under the plan generally will begin on the date following the date on which the common shares are purchased for his or her account under the plan.

With respect to a unitholder enrolled in the plan, there is no clear legal authority regarding the federal income tax treatment of a holder of an interest in an operating partnership who invests cash distributions from the operating partnership in common shares of another entity (such as us) under a dividend reinvestment plan. Therefore, the tax treatment of a unitholder that participates in the plan may differ from the tax treatment described above with respect to a shareholder who invests his or her cash distributions from us in our common shares. Unitholders should consult their own tax advisors regarding the consequences of participating in the plan.

A participant may recognize a gain or loss upon receipt of a cash payment upon termination of his or her account (see Question 29) or when the common shares held in his or her account are sold at his or her request (see Question 22). Gain or loss may also be recognized upon the participant’s sale or disposition of common shares received from the plan. The amount of any such gain or loss will be the difference between the amount received for the whole or fractional common shares and the tax basis of the common shares.

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Federal Income Tax Considerations Relating to the REIT

The following discussion summarizes the material federal income tax considerations to you as a prospective holder of our common shares. The following discussion is for general information purposes only, is not exhaustive of all possible tax considerations and is not intended to be and should not be construed as tax advice. For example, this summary does not give a detailed discussion of any state, local or foreign tax considerations. In addition, this discussion is intended to address only those federal income tax considerations that are generally applicable to all of our security holders. It does not discuss all of the aspects of federal income taxation that may be relevant to you in light of your particular circumstances or to certain types of security holders who are subject to special treatment under the federal income tax laws including, without limitation, insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States.

EACH PROSPECTIVE PURCHASER OF COMMON SHARES IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF COMMON SHARES OF AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL AND FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of the Company

General. We elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 1993. We believe that we have been organized, and have operated, in such a manner so as to qualify for taxation as a REIT under the Code and intend to conduct our operations so as to continue to qualify for taxation as a REIT. No assurance, however, can be given that we have operated in a manner so as to qualify or will be able to operate in such a manner so as to remain qualified as a REIT. Qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, the required distribution levels, diversity of share ownership and the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by counsel. Given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that the actual results of our operations for any one taxable year have satisfied or will continue to satisfy such requirements.

The following is a general summary of the Code provisions that govern the federal income tax treatment of a REIT and its shareholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retroactively.

If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on our net income that is currently distributed to shareholders. This treatment substantially eliminates the “double taxation” (at the corporate and shareholder levels) that generally results from investment in a corporation. However, we will be subject to federal income tax as follows: first, we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, we may be subject to the “alternative minimum tax” on our items of tax preference. Third, if we have (a) net income from the sale or other disposition of “foreclosure property”, which is, in general, property acquired on foreclosure or otherwise on default on a loan secured by such real property or a lease of such property, which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income. Fourth, if we have net income from prohibited transactions such income will be subject to a 100% tax. Prohibited transactions are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property. Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but nonetheless maintain our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the amount by which 95% (90% for taxable years ending on or prior to December 31, 2004) of our gross income exceeds the amount of income qualifying under the 95% gross income test multiplied by (b) a fraction intended to reflect our profitability. Sixth, if we should fail to satisfy the asset tests (as discussed below) but nonetheless maintain our qualification as a REIT because certain other requirements have been met and we do not qualify for a de minimis exception, we may be subject to a tax that would be the greater of (a) $50,000; or (b) an amount determined by multiplying the highest rate of tax for corporations by the net income generated by the assets for the period beginning on the first date of the failure and ending on the day we dispose of the nonqualifying assets (or otherwise satisfy the requirements for maintaining REIT qualification). Seventh, if we should fail to satisfy one or more requirements for REIT qualification, other than the 95% and 75% gross income tests and other than the asset tests, but

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nonetheless maintain our qualification as a REIT because certain other requirements have been met, we may be subject to a $50,000 penalty for each failure. Eighth, if we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a nondeductible 4% excise tax on the excess of such required distribution over the amounts actually distributed. Ninth, if we acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation and we do not elect to be taxed at the time of the acquisition, we would be subject to tax at the highest corporate rate if we dispose of such asset during the ten-year period beginning on the date that we acquired that asset, to the extent of such property’s “built-in gain” (the excess of the fair market value of such property at the time of our acquisition over the adjusted basis of such property at such time) (we refer to this tax as the “Built-in Gains Tax”). Tenth, we will incur a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arm’s-length basis. Finally, if we own a residual interest in a real estate mortgage investment conduit, or REMIC, we will be taxable at the highest corporate rate on the portion of any excess inclusion income that we derive from the REMIC residual interests equal to the percentage of our shares that is held in record name by “disqualified organizations.” Similar rules apply if we own an equity interest in a taxable mortgage pool. A “disqualified organization” includes the United States, any state or political subdivision thereof, any foreign government or international organization, any agency or instrumentality of any of the foregoing, any rural electrical or telephone cooperative and any tax-exempt organization (other than a farmer’s cooperative described in Section 521 of the Code) that is exempt from income taxation and from the unrelated business taxable income provisions of the Code. However, to the extent that we own a REMIC residual interest or a taxable mortgage pool through a taxable REIT subsidiary, we will not be subject to this tax. See the heading “Requirements for Qualification” below.

Requirements for Qualification. A REIT is a corporation, trust or association (1) that is managed by one or more trustees or directors, (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest, (3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code, (4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code, (5) that has the calendar year as its taxable year, (6) the beneficial ownership of which is held by 100 or more persons, (7) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities), and (8) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) through (5), inclusive, must be met during the entire taxable year and that condition (6) must be met during at least 335 days of a taxable year of twelve (12) months, or during a proportionate part of a taxable year of less than twelve (12) months.

We may redeem, at our option, a sufficient number of shares or restrict the transfer thereof to bring or maintain the ownership of the shares in conformity with the requirements of the Code. In addition, our declaration of trust includes restrictions regarding the transfer of our shares that are intended to assist us in continuing to satisfy requirements (6) and (7). Moreover, if we comply with regulatory rules pursuant to which we are required to send annual letters to our shareholders requesting information regarding the actual ownership of our shares, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement (7) above, we will be treated as having met the requirement.

The Code allows a REIT to own wholly-owned subsidiaries which are “qualified REIT subsidiaries.” The Code provides that a qualified REIT subsidiary is not treated as a separate corporation, and all of its assets, liabilities and items of income, deduction and credit are treated as assets, liabilities and items of income, deduction and credit of the REIT. Thus, in applying the requirements described herein, our qualified REIT subsidiaries will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as our assets, liabilities and items of income, deduction and credit.

For taxable years beginning on or after January 1, 2001, a REIT may also hold any direct or indirect interest in a corporation that qualifies as a “taxable REIT subsidiary”, as long as the REIT’s aggregate holdings of taxable REIT subsidiary securities do not exceed 20% of the value of the REIT’s total assets. A taxable REIT subsidiary is a fully taxable corporation that generally is permitted to engage in businesses, own assets, and earn income that, if engaged in, owned, or earned by the REIT, might jeopardize REIT status or result in the imposition of penalty taxes on the REIT. To qualify as a taxable REIT subsidiary, the subsidiary and the REIT must make a joint election to treat the subsidiary as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation (other than a REIT or a qualified REIT subsidiary) in which a taxable REIT subsidiary directly or indirectly owns more than 35% of the total voting power or value. See “Asset Tests” below. A taxable REIT subsidiary will pay tax at regular corporate income rates on any taxable income it earns. Moreover, the Code contains rules, including rules requiring the imposition of taxes on a REIT at the rate of 100% on certain reallocated income and expenses, to ensure that contractual arrangements between a taxable REIT subsidiary and its parent REIT are at arm’s-length.

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In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of each of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and items of gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income and assets tests (as discussed below). Thus, our proportionate share of the assets, liabilities, and items of gross income of the partnerships in which we own an interest are treated as our assets, liabilities and items of gross income for purposes of applying the requirements described herein. The treatment described above also applies with respect to the ownership of interests in limited liability companies or other entities that are treated as partnerships for tax purposes.

A significant number of our investments are held through partnerships. If any such partnerships were treated as an association, the entity would be taxable as a corporation and therefore would be subject to an entity level tax on its income. In such a situation, the character of our assets and items of gross income would change and might preclude us from qualifying as a REIT. We believe that each partnership in which we hold a material interest (either directly or indirectly) is properly treated as a partnership for tax purposes (and not as an association taxable as a corporation).

Special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a taxable mortgage pool. An entity or portion thereof may be classified as a taxable mortgage pool under the Code if:

•	substantially all of the assets consist of debt obligations or interests in debt obligations;
•	more than 50% of those debt obligations are real estate mortgage loans or interests in real estate mortgage loans as of specified testing dates;
•	the entity has issued debt obligations that have two or more maturities; and
•	the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under U.S. Treasury regulations, if less than 80% of the assets of an entity (or the portion thereof) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a taxable mortgage pool.

An entity or portion thereof that is classified as a taxable mortgage pool is generally treated as a taxable corporation for federal income tax purposes. However, the portion of the REIT’s assets, held directly or through a qualified REIT subsidiary, that qualifies as a taxable mortgage pool is treated as a qualified REIT subsidiary that is not subject to corporate income tax and therefore the taxable mortgage pool classification does not change that treatment. The classification of a REIT, qualified REIT subsidiary or portion thereof as a taxable mortgage pool could, however, result in taxation of a REIT and certain of its shareholders as described below.

Recently issued IRS guidance indicates that a portion of income from a taxable mortgage pool arrangement, if any, could be treated as "excess inclusion income." Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (i) income allocable to the holder of a REMIC residual interest or taxable mortgage pool interest over (ii) the sum of an amount for each day in the calendar quarter equal to the product of (a) the adjusted issue price at the beginning of the quarter multiplied by (b) 120% of the long-term federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). Under the recent guidance, such income would be allocated among our shareholders in proportion to dividends paid and, generally, may not be offset by net operating losses of the shareholder, would be taxable to tax-exempt shareholders who are subject to the unrelated business income tax rules of the Code and would subject non-U.S. shareholders to withholding tax (without exemption or reduction of the withholding rate). To the extent that excess inclusion income is allocated from a taxable mortgage pool to any disqualified organizations that hold our shares, we may be taxable on this income at the highest applicable corporate tax rate (currently 35%). Because this tax would be imposed on the REIT, all of the REIT’s shareholders, including shareholders that are not disqualified organizations, would bear a portion of the tax cost associated with the classification of any portion of our assets as a taxable mortgage pool.

If we own less than 100% of the ownership interests in a subsidiary that is a taxable mortgage pool, the foregoing rules would not apply. Rather, the subsidiary would be treated as a corporation for federal income tax purposes and would potentially be subject to corporate income tax. In addition, this characterization would affect our REIT income and asset test calculations and could adversely affect our ability to qualify as a REIT.

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                We have made and in the future intend to make investments or enter into financing and securitization transactions that may give rise to our being considered to own an interest, directly or indirectly, in one or more taxable mortgage pools. Prospective holders are urged to consult their own tax advisors regarding the tax consequences of the taxable mortgage pool rules to them in light of their particular circumstances.

Income Tests. In order to maintain qualification as a REIT, we must satisfy annually certain gross income requirements. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including “rents from real property,” dividends from other qualifying REITs and, in certain circumstances, interest) or from certain types of qualified temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest, gain from the sale or disposition of stock or securities and certain other specified sources. For taxable years beginning on or after January 1, 2005, any income from a hedging transaction that is clearly and timely identified and hedges indebtedness incurred or to be incurred to acquire or carry real estate assets will not constitute gross income, rather than being treated as qualifying or nonqualifying income, for purposes of the 95% gross income test.

Rents received by us will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as “rents from real property” in satisfying the gross income tests if we, or an owner of 10% or more of our shares, actually or constructively own 10% or more of such tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property (based on the ratio of fair market value of personal and real property) will not qualify as “rents from real property.” Finally, in order for rents received to qualify as “rents from real property,” we generally must not operate or manage the property (subject to a de minimis exception as described below) or furnish or render services to the tenants of such property, other than through an independent contractor from whom we derive no revenue or through a taxable REIT subsidiary. We may, however, directly perform certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property (“Permissible Services”).

For our taxable years commencing on or after January 1, 1998, rents received generally will qualify as rents from real property notwithstanding the fact that we provide services that are not Permissible Services so long as the amount received for such services meets a de minimis standard. The amount received for “impermissible services” with respect to a property (or, if services are available only to certain tenants, possibly with respect to such tenants) cannot exceed one percent of all amounts received, directly or indirectly, by us with respect to such property (or, if services are available only to certain tenants, possibly with respect to such tenants). The amount that we will be deemed to have received for performing “impermissible services” will be the greater of the actual amounts so received or 150% of the direct cost to us of providing those services.

We believe that substantially all of our rental income will be qualifying income under the gross income tests, and that our provision of services will not cause the rental income to fail to be qualifying income under those tests.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if such failure was due to reasonable cause and not willful neglect, we file a schedule describing the nature and amounts of our items of gross income for such taxable year, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of this relief provision. Even if this relief provision applied, a 100% penalty tax would be imposed on the amount by which we failed the 75% gross income test or the amount by which 95% (90% for taxable years ending on or prior to December 31, 2004) of our gross income exceeds the amount of income qualifying under the 95% gross income test (whichever amount is greater), multiplied by a fraction intended to reflect our profitability.

Subject to certain safe harbor exceptions, any gain realized by us on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income may also have an adverse effect upon our ability to qualify as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction.

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Asset Tests. At the close of each quarter of our taxable year, we must also satisfy the following tests relating to the nature of our assets. At least 75% of the value of our total assets, including our allocable share of assets held by partnerships in which we own an interest, must be represented by real estate assets, stock or debt instruments held for not more than one year purchased with the proceeds of an offering of equity securities or a long-term (at least five years) debt offering by us, cash, cash items (including certain receivables) and government securities. In addition, not more than 25% of our total assets may be represented by securities other than those in the 75% asset class. Not more than 20% of the value of our total assets may be represented by securities of one or more taxable REIT subsidiaries (as defined above under “Requirements for Qualification”). Except for investments included in the 75% asset class, securities in a taxable REIT subsidiary or qualified REIT subsidiary and certain partnership interests and debt obligations, (1) not more than 5% of the value of our total assets may be represented by securities of any one issuer (the “5% asset test”), (2) we may not hold securities that possess more than 10% of the total voting power of the outstanding securities of a single issuer (the “10% voting securities test”) and (3) we may not hold securities that have a value of more than 10% of the total value of the outstanding securities of any one issuer (the “10% value test”).

The following assets are not treated as ‘‘securities’’ held by us for purposes of the 10% value test (i) ‘‘straight debt’’ meeting certain requirements, unless we hold (either directly or through our ‘‘controlled’’ taxable REIT subsidiaries) certain other securities of the same corporate or partnership issuer that have an aggregate value greater than 1% of such issuer’s outstanding securities; (ii) loans to individuals or estates; (iii) certain rental agreements calling for deferred rents or increasing rents that are subject to Section 467 of the Code, other than with certain related persons; (iv) obligations to pay us amounts qualifying as ‘‘rents from real property’’ under the 75% and 95% gross income tests; (v) securities issued by a state or any political subdivision of a state, the District of Columbia, a foreign government, any political subdivision of a foreign government, or the Commonwealth of Puerto Rico, but only if the determination of any payment received or accrued under the security does not depend in whole or in part on the profits of any person not described in this category, or payments on any obligation issued by such an entity; (vi) securities issued by another qualifying REIT; and (vii) other arrangements identified in Treasury regulations (which have not yet been issued or proposed). In addition, any debt instrument issued by a partnership will not be treated as a ‘‘security’’ under the 10% value test if at least 75% of the partnership’s gross income (excluding gross income from prohibited transactions) is derived from sources meeting the requirements of the 75% gross income test.

If the partnership fails to meet the 75% gross income test, then the debt instrument issued by the partnership nevertheless will not be treated as a ‘‘security’’ to the extent of our interest as a partner in the partnership. Also, in looking through any partnership to determine our allocable share of any securities owned by the partnership, our share of the assets of the partnership, solely for purposes of applying the 10% value test in taxable years beginning on or after January 1, 2005, will correspond not only to our interest as a partner in the partnership but also to our proportionate interest in certain debt securities issued by the partnership.

We believe that substantially all of our assets consist of (1) real properties, (2) stock or debt investments that earn qualified temporary investment income, (3) other qualified real estate assets, and (4) cash, cash items and government securities. We also believe that the value of our securities in our taxable REIT subsidiaries will not exceed 20% of the value of our total assets. We may also invest in securities of other entities, provided that such investments will not prevent us from satisfying the asset and income tests for REIT qualification set forth above.

After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we inadvertently fail one or more of the asset tests at the end of a calendar quarter because we acquire securities or other property during the quarter, we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of the calendar quarter in which it arose. If we were to fail any of the asset tests at the end of any quarter without curing such failure within 30 days after the end of such quarter, we would fail to qualify as a REIT, unless we were to qualify under certain relief provisions enacted as part of the American Jobs Creation Act of 2004. Under one of these relief provisions, if we were to fail the 5% asset test, the 10% voting securities test, or the 10% value test, we nevertheless would continue to qualify as a REIT if the failure was due to the ownership of assets having a total value not exceeding the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000, and we were to dispose of such assets (or otherwise meet such asset tests) within six months after the end of the quarter in which the failure was identified. If we were to fail to meet any of the REIT asset tests for a particular quarter, but we did not qualify for the relief for de minimis failures that is described in the preceding sentence, then we would be deemed to have satisfied the relevant asset test if: (i) following our identification of the failure, we were to file a schedule with a description of each asset that caused the failure; (ii) the failure was due to reasonable cause and not due to willful neglect; (iii) we were to dispose of the non-qualifying asset (or otherwise meet the relevant asset test) within six months after the last day of the quarter in which the failure was identified, and (iv) we were to pay a penalty tax equal to the greater of $50,000, or the highest corporate tax rate multiplied by the net income generated by the non-qualifying asset during the period beginning

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on the first date of the failure and ending on the date we dispose of the asset (or otherwise cure the asset test failure). These relief provisions will be available to us in our taxable years beginning on or after January 1, 2005, although it is not possible to predict whether in all circumstances we would be entitled to the benefit of these relief provisions.

Annual Distribution Requirement. With respect to each taxable year, we must distribute to our shareholders as dividends (other than capital gain dividends) at least 90% of our taxable income. Specifically, we must distribute an amount equal to (1) 90% of the sum of our “REIT taxable income” (determined without regard to the deduction for dividends paid and by excluding any net capital gain), and any after-tax net income from foreclosure property, minus (2) the sum of certain items of “excess noncash income” such as income attributable to leveled stepped rents, cancellation of indebtedness and original issue discount. REIT taxable income is generally computed in the same manner as taxable income of ordinary corporations, with several adjustments, such as a deduction allowed for dividends paid, but not for dividends received.

We will be subject to tax on amounts not distributed at regular United States federal corporate income tax rates. In addition, a nondeductible 4% excise tax is imposed on the excess of (1) 85% of our ordinary income for the year plus 95% of capital gain net income for the year and the undistributed portion of the required distribution for the prior year over (2) the actual distribution to shareholders during the year (if any). Net operating losses generated by us may be carried forward but not carried back and used by us for 15 years (or 20 years in the case of net operating losses generated in our tax years commencing on or after January 1, 1998) to reduce REIT taxable income and the amount that we will be required to distribute in order to remain qualified as a REIT. As a REIT, our net capital losses may be carried forward for five years (but not carried back) and used to reduce capital gains.

In general, a distribution must be made during the taxable year to which it relates to satisfy the distribution test and to be deducted in computing REIT taxable income. However, we may elect to treat a dividend declared and paid after the end of the year (a “subsequent declared dividend”) as paid during such year for purposes of complying with the distribution test and computing REIT taxable income, if the dividend is (1) declared before the regular or extended due date of our tax return for such year and (2) paid not later than the date of the first regular dividend payment made after the declaration, but in no case later than 12 months after the end of the year. For purposes of computing the nondeductible 4% excise tax, a subsequent declared dividend is considered paid when actually distributed. Furthermore, any dividend that is declared by us in October, November or December of a calendar year, and payable to shareholders of record as of a specified date in such quarter of such year will be deemed to have been paid by us (and received by shareholders) on December 31 of such calendar year, but only if such dividend is actually paid by us in January of the following calendar year.

For purposes of complying with the distribution test for a taxable year as a result of an adjustment in certain of our items of income, gain or deduction by the IRS or us, we may be permitted to remedy such failure by paying a “deficiency dividend” in a later year together with interest. Such deficiency dividend may be included in our deduction of dividends paid for the earlier year for purposes of satisfying the distribution test. For purposes of the nondeductible 4% excise tax, the deficiency dividend is taken into account when paid, and any income giving rise to the deficiency adjustment is treated as arising when the deficiency dividend is paid.

We believe that we have distributed and intend to continue to distribute to our shareholders in a timely manner such amounts sufficient to satisfy the annual distribution requirements. However, it is possible that timing differences between the accrual of income and its actual collection, and the need to make nondeductible expenditures (such as capital improvements or principal payments on debt) may cause us to recognize taxable income in excess of our net cash receipts, thus increasing the difficulty of compliance with the distribution requirement. In addition, excess inclusion income might be non-cash accrued income, or "phantom" taxable income, which could therefore adversely affect our ability to satisfy our distribution requirements. In order to meet the distribution requirement, we might find it necessary to arrange for short-term, or possibly long-term, borrowings.

Failure to Qualify. Commencing with our taxable year beginning January 1, 2005, if we were to fail to satisfy one or more requirements for REIT qualification, other than an asset or income test violation of a type for which relief is otherwise available as described above, we would retain our REIT qualification if the failure was due to reasonable cause and not willful neglect, and if we were to pay a penalty of $50,000 for each such failure. It is not possible to predict whether in all circumstances we would be entitled to the benefit of this relief provision. If we fail to qualify as a REIT for any taxable year, and if certain relief provisions of the Code do not apply, we would be subject to federal income tax (including applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify will not be deductible from our taxable income nor will they be required to be made. As a result, our failure to qualify as a REIT would reduce the cash available for distribution by us to our shareholders. In addition, if we fail to qualify as a REIT, all distributions to shareholders will be taxable as ordinary income, to the extent of our current and accumulated earnings and profits. Subject to certain limitations of the Code, corporate distributees may be eligible for the

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dividends-received deduction and shareholders taxed as individuals may be eligible for a reduced tax rate on “qualified dividend income” from regular C corporations.

If our failure to qualify as a REIT is not due to reasonable cause but results from willful neglect, we would not be permitted to elect REIT status for the four taxable years after the taxable year for which such disqualification is effective. In the event we were to fail to qualify as a REIT in one year and subsequently requalify in a later year, we may elect to recognize taxable income based on the net appreciation in value of our assets as a condition to requalification. In the alternative, we may be taxed on the net appreciation in value of our assets if we sell properties within ten years of the date we requalify as a REIT under federal income tax laws.

Taxation of Taxable U.S. Shareholders

As used herein, the term “U.S. shareholder” means a holder of our common shares who (for United States federal income tax purposes) (1) is a citizen or resident of the United States, (2) is a corporation, partnership, or other entity treated as a corporation or partnership for federal income tax purposes created or organized in or under the laws of the United States or of any political subdivision thereof (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise), (3) is an estate the income of which is subject to United States federal income taxation regardless of its source or (4) is a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or a trust that has a valid election to be treated as a U.S. person in effect.

As long as we qualify as a REIT, distributions made to our U.S. shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and corporate shareholders will not be eligible for the dividends-received deduction as to such amounts. For purposes of computing our earnings and profits, depreciation for depreciable real estate will be computed on a straight-line basis over a 40-year period. For purposes of determining whether distributions on the shares constitute dividends for tax purposes, our earnings and profits will be allocated first to distributions with respect to the Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares and all other series of preferred shares that are equal in rank as to distributions and upon liquidation with the Series B Preferred Shares, Series C Preferred Shares and Series D Preferred Shares, and second to distributions with respect to our common shares. There can be no assurance that we will have sufficient earnings and profits to cover distributions on any common shares. Certain ‘‘qualified dividend income’’ received by domestic non-corporate shareholders in taxable years prior to 2010 is subject to tax at the same tax rates as long-term capital gain. Dividends paid by a REIT generally do not qualify as “qualified dividend income” because a REIT is not generally subject to federal income tax on the portion of its REIT taxable income distributed to its shareholders, and therefore, will continue to be subject to tax at ordinary income rates, subject to two narrow exceptions. Under the first exception, dividends received from a REIT may be treated as ‘‘qualified dividend income’’ eligible for the reduced tax rates to the extent that the REIT itself has received qualified dividend income from other corporations (such as taxable REIT subsidiaries) in which the REIT has invested. Under the second exception, dividends paid by a REIT in a taxable year may be treated as qualified dividend income in an amount equal to the sum of (i) the excess of the REIT’s ‘‘REIT taxable income’’ for the preceding taxable year over the corporate-level federal income tax payable by the REIT for such preceding taxable year and (ii) the excess of the REIT’s income that was subject to the Built-in Gains Tax (as described above) in the preceding taxable year over the tax payable by the REIT on such income for such preceding taxable year. We do not expect to distribute a material amount of qualified dividend income, if any.

Distributions that are properly designated as capital gain dividends will be taxed as gains from the sale or exchange of a capital asset held for more than one year (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income under the Code. Capital gain dividends, if any, will be allocated among different classes of shares in proportion to the allocation of earnings and profits discussed above.

Distributions in excess of our current and accumulated earnings and profits will constitute a non-taxable return of capital to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder’s shares, and will result in a corresponding reduction in the shareholder’s basis in the shares. Any reduction in a shareholder’s tax basis for its shares will increase the amount of taxable gain or decrease the deductible loss that will be realized upon the eventual disposition of the shares. We will notify shareholders at the end of each year as to the portions of the distributions which constitute ordinary income, capital gain or a return of capital. Any portion of such distributions that exceeds the adjusted basis of a U.S. shareholder’s shares will be taxed as capital gain from the disposition of shares, provided that the shares are held as capital assets in the hands of the U.S. shareholder.

Aside from the different income tax rates applicable to ordinary income and capital gain dividends for noncorporate

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taxpayers, regular and capital gain dividends from us will be treated as dividend income for most other federal income tax purposes. In particular, such dividends will be treated as “portfolio” income for purposes of the passive activity loss limitation and shareholders generally will not be able to offset any “passive losses” against such dividends. Capital gain dividends and qualified dividend income may be treated as investment income for purposes of the investment interest limitation contained in Section 163(d) of the Code, which limits the deductibility of interest expense incurred by noncorporate taxpayers with respect to indebtedness attributable to certain investment assets.

In general, dividends paid by us will be taxable to shareholders in the year in which they are received, except in the case of dividends declared at the end of the year, but paid in the following January, as discussed above.

In general, a domestic shareholder will realize capital gain or loss on the disposition of shares equal to the difference between (1) the amount of cash and the fair market value of any property received on such disposition and (2) the shareholder’s adjusted basis of such shares. Such gain or loss will generally be short-term capital gain or loss if the shareholder has not held such shares for more than one year and will be long-term capital gain or loss if such shares have been held for more than one year. Loss upon the sale or exchange of shares by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as long-term capital loss to the extent of distributions from us required to be treated by such shareholder as long-term capital gain.

We may elect to retain and pay income tax on net long-term capital gains. If we make such an election, you, as a holder of shares, will (1) include in your income as long-term capital gains your proportionate share of such undistributed capital gains (2) be deemed to have paid your proportionate share of the tax paid by us on such undistributed capital gains and thereby receive a credit or refund for such amount and (3) in the case of a U.S. shareholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated by the IRS. As a holder of shares you will increase the basis in your shares by the difference between the amount of capital gain included in your income and the amount of tax you are deemed to have paid. Our earnings and profits will be adjusted appropriately.

Taxation of Non-U.S. Shareholders

The following discussion is only a summary of the rules governing United States federal income taxation of non-U.S. shareholders such as nonresident alien individuals, foreign corporations, foreign partnerships or other foreign estates or trusts. Prospective non-U.S. shareholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in shares, including any reporting requirements.

Distributions that are not attributable to gain from sales or exchanges by us of United States real property interests and not designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. Certain tax treaties limit the extent to which dividends paid by a REIT can qualify for a reduction of the withholding tax on dividends. Our dividends that are attributable to excess inclusion income will be subject to 30% U.S. withholding tax without reduction under any otherwise applicable tax treaty. See “—Taxation of the Company—Requirements for Qualification” above. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a non-U.S. shareholder to the extent that they do not exceed the adjusted basis of the shareholder’s shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a non-U.S. shareholder’s shares, they will give rise to tax liability if the non-U.S. shareholder would otherwise be subject to tax on any gain from the sale or disposition of his shares, as described below.

For withholding tax purposes, we are generally required to treat all distributions as if made out of our current or accumulated earnings and profits and thus intend to withhold at the rate of 30% (or a reduced treaty rate if applicable) on the amount of any distribution (other than distributions designated as capital gain dividends) made to a non-U.S. shareholder. We would not be required to withhold at the 30% rate on distributions we reasonably estimate to be in excess of our current and accumulated earnings and profits. If it cannot be determined at the time a distribution is made whether such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to ordinary dividends. However, the non-U.S. shareholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of our current or accumulated earnings and profits, and the amount withheld exceeded the non-U.S. shareholder’s United States tax liability, if any, with respect to the distribution.

For any year in which we qualify as a REIT, distributions to non-U.S. shareholders who own more than 5% of our shares and that are attributable to gain from sales or exchanges by us of United States real property interests will be taxed to a non-U.S. shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). Under FIRPTA,

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a non-U.S. shareholder is taxed as if such gain were effectively connected with a United States business. Non-U.S. shareholders who own more than 5% of our shares would thus be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). Also, distributions made to non-U.S. shareholders who own more than 5% of our shares may be subject to a 30% branch profits tax in the hands of a corporate non-U.S. shareholder not entitled to treaty relief or exemption. We are required by applicable regulations to withhold 35% of any distribution that could be designated by us as a capital gain dividend regardless of the amount actually designated as a capital gain dividend. This amount is creditable against the non-U.S. shareholder’s FIRPTA tax liability.

Under the Tax Increase Prevention and Reconciliation Act of 2005 (“TIPRA”), enacted on May 17, 2006, distributions, made to REIT or regulated investment company (“RIC”) shareholders, that are attributable to gain from sales or exchanges of U.S. real property interests will retain their character as gain subject to the rules of FIRPTA discussed above when distributed by such REIT or RIC shareholders to their respective shareholders. This provision is effective for taxable years beginning after December 31, 2005.If a non-U.S. shareholder does not own more than 5% of our shares during the one- year period prior to a distribution attributable to gain from sales or exchanges by us of U.S. real property interests, such distribution will not be considered to be gain effectively connected with a U.S. business as long as the class of shares continues to be regularly traded on an established securities market in the United States. As such, a non-U.S. shareholder who does not own more than 5% of our shares would not be required to file a U.S. Federal income tax return by reason of receiving such a distribution. In this case, the distribution will be treated as a REIT dividend to that non-U.S. shareholder and taxed as a REIT dividend that is not a capital gain as described above. In addition, the branch profits tax will not apply to such distributions. If our common shares cease to be regularly traded on an established securities market in the United States, all non-U.S. holders of our common shares would be subject to taxation under FIRPTA with respect to capital gain distributions.

Gain recognized by a non-U.S. shareholder upon a sale of shares generally will not be taxed under FIRPTA if we are a “domestically controlled REIT,” defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the shares was held directly or indirectly by foreign persons. It is anticipated that we will continue to be a “domestically controlled REIT” after the offering. Therefore, the sale of shares will not be subject to taxation under FIRPTA. However, because our common shares are publicly traded, no assurance can be given that we will continue to qualify as a “domestically controlled REIT.”

Notwithstanding the general FIRPTA exception for sales of domestically controlled REIT stock discussed above, a disposition of domestically controlled stock will be taxable if the disposition occurs in a wash sale transaction relating to a distribution on such stock. In addition, FIRPTA taxation will apply to substitute dividend payments received in securities lending transactions or sale-repurchase transactions of domestically controlled REIT stock to the extent such payments are made to shareholders in lieu of distributions that would have otherwise been subject to FIRPTA taxation. The foregoing rules will not apply to stock that is regularly traded on an established securities market within the United States and held by a non-U.S. shareholder that held five percent or less of such stock during the one-year period prior to the related distribution. These rules are effective for distributions on and after June 16, 2006. Prospective purchasers are urged to consult their own tax advisors regarding the applicability of the new rules enacted under TIPRA to their particular circumstances.

In addition, a non-U.S. shareholder that owns, actually or constructively, 5% or less of a class of our shares through a specified testing period, whether or not our shares are domestically controlled, will not recognize taxable gain on the sale of its shares under FIRPTA if the shares are regularly traded on an established securities market in the United States. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax, special alternative minimum tax in the case of nonresident alien individuals and possible application of the 30% branch profits tax in the case of foreign corporations) and the purchaser would be required to withhold and remit to the IRS 10% of the purchase price.

Gain not subject to FIRPTA will be taxable to a non-U.S. shareholder if (1) investment in the shares is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and such nonresident alien individual has a “tax home” in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Taxation of Tax-Exempt Shareholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts (“Exempt Organizations”), generally are exempt from federal income taxation. However, they are subject to taxation on their

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unrelated business taxable income (“UBTI”). While investments in real estate may generate UBTI, the IRS has issued a published ruling to the effect that dividend distributions by a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling , amounts distributed by us to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of our shares with debt, a portion of its income from us, if any, will constitute UBTI pursuant to the “debt-financed property” rules under the Code. In addition, our dividends that are attributable to excess inclusion income will constitute UBTI for most Exempt Organizations. See “—Taxation of the Company—Requirements for Qualification” above. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under specified provisions of the Code are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

In addition, a pension trust that owns more than 10% of our shares is required to treat a percentage of the dividends from us as UBTI (the “UBTI Percentage”) in certain circumstances. The UBTI Percentage is our gross income derived from an unrelated trade or business (determined as if we were a pension trust) divided by our total gross income for the year in which the dividends are paid. The UBTI rule applies only if (i) the UBTI Percentage is at least 5%, (ii) we qualify as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding our shares in proportion to their actuarial interests in the pension trust, and (iii) either (A) one pension trust owns more than 25% of the value of our shares or (B) a group of pension trusts individually holding more than 10% of the value of our capital shares collectively owns more than 50% of the value of our capital shares.

Information Reporting and Backup Withholding

U.S. Shareholders. We will report to U.S. shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a U.S. shareholder may be subject to backup withholding, currently at a rate of 28%, with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A U.S. shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Amounts withheld as backup withholding will be creditable against the shareholder’s income tax liability if proper documentation is supplied. In addition, we may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to us.

Non-U.S. Shareholders. Generally, we must report annually to the IRS the amount of dividends paid to a non-U.S. shareholder, such holder’s name and address, and the amount of tax withheld, if any. A similar report is sent to the non-U.S. shareholder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the non-U.S. shareholder’s country of residence. Payments of dividends or of proceeds from the disposition of stock made to a non-U.S. shareholder may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its non-United States status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we have or our paying agent has actual knowledge, or reason to know, that a non-U.S. shareholder is a United States person.

EXPERTS

The consolidated financial statements and related financial statement schedule of Lexington Realty Trust and subsidiaries included in our Annual Report on Form 10-K as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP, New York, New York. Certain legal matters under Maryland law, including the legality of the common shares covered by this prospectus, will be passed on for us by Venable LLP, Baltimore, Maryland.

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No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference in this prospectus in connection with the offer made by this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any security other than the common shares offered hereby, nor does it constitute an offer to sell or a solicitation of any offer to buy any of the common shares offered by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circum-stances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

Dividend Reinvestment Plan LEXINGTON REALTY TRUST 5,000,000 Common Shares of Beneficial Interest

____________________
PROSPECTUS

The date of this prospectus is April 5, 2007.

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses in connection with the offering are as follows:

Securities and Exchange Commission registration fee	$10,574.28
Accounting fees and expense	$11,000.00
Legal fees and expenses	$30,000.00
Miscellaneous	$6,000.00

TOTAL	$57,574.28

ITEM 15. INDEMNIFICATION OF TRUSTEES AND OFFICERS.

Our trustees and officers are and will be indemnified against certain liabilities under Maryland law, and under our Declaration of Trust. Our Declaration of Trust requires us to indemnify our trustees and officers to the fullest extent permitted from time to time by the laws of Maryland. Our Declaration of Trust also provides that, to the fullest extent permitted under Maryland law, our trustees and officers will not be liable to us or our shareholders for money damages. Maryland law permits a Maryland real estate investment trust to limit the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

Section 2-418 of the Maryland General Corporation Law generally permits indemnification of any trustee or officer, among others, made a party to any proceedings by reason of service in such capacity unless it is established that (i) the act or omission of such person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or (ii) such person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements and reasonable expenses actually incurred by the trustee or officer in connection with the proceeding; but, if the proceeding is one by or in the right of the trust, indemnification is not permitted with respect to any proceeding in which the trustee or officer has been adjudged to be liable to the trust, or if the proceeding is one charging improper personal benefit to the trustee or officer, whether or not involving action in the trustee’s or officer’s official capacity, indemnification of the trustee or officer is not permitted if the trustee or officer was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or any entry of an order of probation prior to judgment, creates a rebuttable presumption that the trustee or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the trustee or officer failed to meet the requisite standard of conduct for permitted indemnification. It is the position of the Securities and Exchange Commission that indemnification of trustees and officers for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

The foregoing reference is necessarily subject to the complete text of our Declaration of Trust and the statute referred to above and is qualified in its entirety by reference thereto.

We have also entered into indemnification agreements with certain officers and trustees for the purpose of indemnifying such persons from certain claims and action in their capacities as such.

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ITEM 16. EXHIBITS

Exhibit No.	Exhibit

3.1

Articles of Merger and Amended and Restated Declaration of Trust of the Company, dated December 31, 2006 (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed January 8, 2007 (the “1/08/07 8-K”))*

3.2	Amended and Restated By-laws of the Company (filed as Exhibit 3.2 to the 01/08/07 8-K)*
4.1	Specimen of Common Shares Certificate of the Company (filed as Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006)*
5.1	Opinion of Venable LLP**
8.1	Opinion of Paul, Hastings, Janofsky & Walker LLP**
23.1	Consent of Venable LLP (included as part of Exhibit 5.1)**
23.2	Consent of Paul, Hastings, Janofsky & Walker LLP (included as part of Exhibit 8.1)**
23.3	Consent of KPMG LLP**
24	Power of Attorney (included on signature page)**
99.1	Form of Enrollment Card**

____________________

*	Incorporated by reference
**	Filed herewith

ITEM 17. UNDERTAKINGS.

(a)	The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)	If the registrant is relying on Rule 430B:

(A)          Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(B)          Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of this registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of this registration statement relating to the securities in this registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date.

(5)           That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)            Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)          Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c)           The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public

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policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 5, 2007.

LEXINGTON REALTY TRUST

By:	/s/ T. Wilson Eglin

T. Wilson Eglin

Chief Executive Officer, President and Chief Operating Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints T. Wilson Eglin and E. Robert Roskind, jointly and severally, his attorneys-in-fact, each with power of substitution for him in any and all capacities, to sign any amendments to this registration statement, to file the same, with the exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ Michael L. Ashner
Michael L. Ashner	Executive Chairman, Director of Strategic Acquisitions and Trustee	April 5, 2007
/s/ E. Robert Roskind
E. Robert Roskind	Co-Vice Chairman and Trustee	April 5, 2007
/s/ Richard J. Rouse
Richard J. Rouse	Co-Vice Chairman, Chief Investment Officer and Trustee	April 5, 2007
/s/ T. Wilson Eglin
T. Wilson Eglin	Chief Executive Officer, President, Chief Operating Officer and Trustee	April 5, 2007
/s/ Patrick Carroll
Patrick Carroll	Chief Financial Officer, Executive Vice President and Treasurer	April 5, 2007
/s/ John B. Vander Zwaag
John B. Vander Zwaag	Executive Vice President	April 5, 2007
/s/ Paul R. Wood
Paul R. Wood	Vice President, Chief Accounting Officer and Secretary	April 5, 2007
/s/ Clifford Broser

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Clifford Broser	Trustee	April 5, 2007
/s/ Geoffrey Dohrmann
Geoffrey Dohrmann	Trustee	April 5, 2007
/s/ William J. Borruso
William J. Borruso	Trustee	April 5, 2007
/s/ Carl D. Glickman
Carl D. Glickman	Trustee	April 5, 2007
/s/ Richard Frary
Richard Frary	Trustee	April 5, 2007
/s/ James Grosfeld
James Grosfeld	Trustee	April 5, 2007
/s/ Kevin W. Lynch
Kevin W. Lynch	Trustee	April 5, 2007

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EXHIBIT INDEX

Exhibit No.	Exhibit

3.1

Articles of Merger and Amended and Restated Declaration of Trust of the Company, dated December 31, 2006 (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed January 8, 2007 (the 1/08/07 8-K))*

3.2	Amended and Restated By-laws of the Company (filed as Exhibit 3.2 to the 01/08/07 8-K)*
4.1	Specimen of Common Shares Certificate of the Company (filed as Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006)*
5.1	Opinion of Venable LLP**
8.1	Opinion of Paul, Hastings, Janofsky & Walker LLP**
23.1	Consent of Venable LLP (included as part of Exhibit 5.1)**
23.2	Consent of Paul, Hastings, Janofsky & Walker LLP (included as part of Exhibit 8.1)**
23.3	Consent of KPMG LLP**
24	Power of Attorney (included on signature page)**
99.1	Form of Enrollment Card**

*	Incorporated by reference
**	Filed herewith